Exhibit 99.1
AeroVironment, Inc. Announces
Fiscal 2007 Third Quarter Financial Results
MONROVIA, CA, March 8, 2007 — AeroVironment, Inc. (AV) (NASDAQ: AVAV) today reported financial results for the fiscal 2007 third quarter and nine-month period ended January 27, 2007. Results for both periods showed significant growth in revenue and income from operations. Highlights of the third quarter of fiscal 2007 relative to the same quarter a year ago were as follows:
■ Total revenue up 30% to $46.3 million

■ Income from operations up 111% to $13.2 million

■ Net income up 102% to $8.9 million, or up $0.28 per diluted share to $0.57
“Our third quarter results reflect successful execution of our plans, with growth in our UAS and PosiCharge fast charge systems segments compared to the same period in fiscal 2006,” said Tim Conver, chief executive officer and president of AV. “This growth indicates the increasing adoption of our solutions by our customers to help improve their productivity, safety and efficiency. Our new partnership with our shareholders will help us to pursue the opportunities that we believe will contribute to continued growth.”
FISCAL 2007 THIRD QUARTER RESULTS
Revenue for the third quarter of fiscal 2007 was $46.3 million, an increase of 30% over third quarter fiscal 2006 revenue of $35.5 million. The increase in revenue was caused by higher sales in our Unmanned Aircraft Systems (UAS) segment of $10.1 million (or 35%) and in our PosiCharge segment of $0.9 million (or 22%), partially offset by lower revenue from our Energy Technology Center segment of $0.3 million (or 12%).
Income from operations for the third quarter of fiscal 2007 was $13.2 million, up 111% from third quarter fiscal 2006 income from operations of $6.2 million. The growth in income from operations was caused by increased gross margin of $4.1 million, lower selling, general and administrative (SG&A) expense of $1.6 million, and lower research and development expense of $1.3 million. The decrease in SG&A expense reflected the reversal of our supplemental executive retirement plan, which improved profitability by $2.2 million.
Net income for the third quarter of fiscal 2007 was $8.9 million, an increase of 102% over third quarter fiscal 2006 net income of $4.4 million.
YEAR TO DATE RESULTS
Revenue for the nine-month period ended January 27, 2007 was $123.0 million, an increase of 13% over our revenue of $108.8 million for the nine-month period ended January 28, 2006. The increase in revenue was caused by higher sales in our UAS segment of $15.1 million (or 17%) and in our Energy Technology Center segment of $0.4 million (or 6%), partially offset by lower sales in our PosiCharge segment of $1.2 million (or 8%).
Income from operations for the nine-month period ended January 27, 2007 was $23.0 million, up 38% from our income from operations of $16.7 million for the nine-month period ended January 28, 2006. The growth in income from operations was caused by increased gross margin of $5.0 million and lower R&D expense of $1.3 million.
Net income for the nine-month period ended January 27, 2007 was $15.1 million, an increase of 29%, over our net income of $11.7 million for the nine-month period ended January 28, 2006.
Our cash and cash equivalents increased by $92.8 million to $108.2 million at January 27, 2007 from $15.4 million at April 30, 2006. The increase was primarily due to the net proceeds of $80.5 million from our initial public offering of our common stock in January 2007.

BACKLOG
As of January 27, 2007, we reported funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) of $43.2 million, compared to $79.7 million as of April 30, 2006, and $48.2 million as of January 28, 2006.
FISCAL 2007 — OUTLOOK FOR THE FULL YEAR
AV currently expects to achieve total fiscal year 2007 revenue growth of between 20% and 25% from fiscal year 2006 levels, with an operating income margin between 15% and 16%. The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the demand for our products and services, activities of competitors and changes in the regulatory environment. Investors are reminded that actual results may differ materially from these estimates.
CONFERENCE CALL
In conjunction with this release, AeroVironment, Inc. will host a conference call today, Thursday, March 8, 2007, at 4:30 PM ET that will be broadcast live over the Internet. Tim Conver, president and chief executive officer, Steve Wright, vice president and chief financial officer, and Steven Gitlin, director of investor relations, will host the call.
4:30 PM ET
3:30 PM CT
2:30 PM MT
1:30 PM PT
Investors may access the conference call live over the Internet at the Investor Relations section of the AeroVironment, Inc. website, http://investor.avinc.com. Investors without Internet access may dial into the call in listen-only mode at (800) 322-2803 (U.S.) or (617) 614-4925 (international). The passcode for the call is 33723939. Please allow five to ten minutes prior to the call to download and install any necessary audio software. The archived version of the call may be accessed at either the AV website or by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (international), and by entering passcode 74527972. This archive will be available beginning at 9:00 PM Pacific Time on March 8, 2007 for a period of 30 days.
About AeroVironment, Inc. (AV)
Building on a history of technological innovation, AV designs, develops, produces, and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and efficient electric energy systems. The company’s small UAS are used extensively by agencies of the U.S. Department of Defense and increasingly by allied military forces to deliver real-time reconnaissance, surveillance, and target acquisition to tactical operating units. AV’s PosiCharge® fast charge systems eliminate battery changing for electric industrial vehicles in factories, airports, and distribution centers. For more information about AV, please visit www.avinc.com.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.

Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the supply and/or demand and/or prices for our products; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.
- Financial Tables Follow -
AeroVironment, Inc.
Condensed Consolidated Statements of Income (Unaudited)
(In thousands except share and per share data)

	Three months ended		Nine months ended
	January 27,	January 28,	January 27,	January 28,
	2007	2006	2007	2006
Revenue:
Product sales	$32,614	$22,440	$87,426	$83,113
Contract services	13,661	13,028	35,595	25,656

	46,275	35,468	123,021	108,769

Cost of sales:
Product sales	17,677	10,768	50,226	46,621
Contract services	8,962	9,172	23,403	17,803

	26,639	19,940	73,629	64,424

Gross margin	19,636	15,528	49,392	44,345
Research and development	2,240	3,523	9,261	10,603
Selling, general and administrative	4,224	5,776	17,091	17,026

Income from operations	13,172	6,229	23,040	16,716
Other income (expense)
Interest income	173	78	526	141
Interest expense	—	(35)	(6)	(94)
Income before income taxes	13,345	6,272	23,560	16,763
Provision for income taxes	4,456	1,879	8,412	5,023

Net income	$8,889	$4,393	$15,148	$11,740

Earnings per share data:
Net income
Basic	$.65	$.34	$1.11	$.91
Diluted	$.57	$.29	$.98	$.79

Weighted average shares outstanding:
Basic	13,679,665	12,981,568	13,602,975	12,952,422
Diluted	15,691,256	14,960,084	15,528,493	14,851,952
All share information has been adjusted to reflect a 7.0378-for-one stock split which was effective January 18, 2007.

Selected Consolidated Balance Sheet Information
(Dollars in thousands)
Selected Consolidated Balance Sheet Information

	January 27, 2007	April 30, 2006
	(Unaudited)
Cash and cash equivalents	$108,207	$15,388
Accounts receivable, net	20,767	21,582
Inventory, net	9,994	11,453
Total assets	157,196	64,950
Stockholders’ equity	130,446	34,303
Shares issued and outstanding	18,875,957	13,283,770
Reportable segment results are as follows (in thousands):

	For the Three		For the Nine
	Months Ended		Months Ended
	January 27,	January 28,	January 27,	January 28,
	2007	2006	2007	2006
Revenue
UAS	$38,763	$28,644	$101,621	$86,511
PosiCharge	5,431	4,457	14,889	16,121
Energy Technology Center	2,081	2,367	6,511	6,137

Total	46,275	35,468	123,021	108,769
Gross margin
UAS	16,695	12,531	40,482	34,916
PosiCharge	1,918	1,892	5,679	6,541
Energy Technology Center	1,023	1,105	3,231	2,888

Total	$19,636	$15,528	$49,392	$44,345

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Contact:
Steven Gitlin
Director of Investor Relations
AeroVironment, Inc
+1 (626) 357-9983
ir@avinc.com
Mark Collinson
CCG Investor Relations and Strategic Communication
For AeroVironment, Inc.
+1 (310) 477-9800, ext. 117
mark.collinson@ccgir.com